June 24, 2003



To The Hercules Shareholders' Committee for NEW Management
17 State Street
New York, NY  10004


         While we have no intention of making a proposal to acquire Hercules, in order to avoid any possible conflict of interest or even the appearance of a possible conflict, the undersigned and our respective affiliates (the "Heyman parties"), hereby agree, subject to the Committee's nominees being elected to Hercules' Board of Directors, to support and abide by the following procedural safeguards in connection with any future acquisition proposal made for the Company.

         o In the event that any acquisition proposal is made for Hercules by the Heyman parties:

              o The Heyman parties would support the formation of a Special Committee to respond to and, if appropriate, negotiate any acquisition proposal. The Special Committee would consist of solely independent and disinterested directors, represented by independent financial advisors and legal counsel.

              o The Heyman parties would not pursue any acquisition proposal for Hercules that is not recommended by the Special Committee.

              o The Heyman parties would only proceed with an acquisition transaction for Hercules if approved by two-thirds of the shares (excluding those shares owned by the Heyman parties).

              o The Heyman parties would support a competing proposal by a third party if the Special Committee decides the third party proposal is superior.

         o In the event a third party makes an acquisition proposal for Hercules and the Heyman parties have not:

              o The Heyman parties would tender all shares beneficially owned by them into any tender or exchange offer, if Hercules' disinterested and independent directors recommend that shareholders accept such offer; and


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              o   If any vote of  Hercules  shareholders  is held in  connection with a third party acquisition proposal, the Heyman parties would vote all shares beneficially owned by them in the same proportion as the votes of the other Hercules shareholders.



                                   Sincerely,


International Specialty Products Inc.



By:     /s/ Sunil Kumar                               /s/Samuel J. Heyman
        -----------------------                       -------------------
        Sunil Kumar                                   Samuel J. Heyman
        Chief Executive Officer



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